SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.___)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Prelimiary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

                                 Enercorp, Inc.
                                 --------------
                (Name of Registrant as Specified in its Charter)

                          Robert R. Hebard, President
                         -----------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) amd 0-11

          (1)  Title of each class of securities to which transaction applies:
               _____________________________________________________________
          (2)  Aggregate number of securities to which transaction applies:
               _____________________________________________________________
          (3)  Per unit price or other underlying value of transaction computed pursuant to
               Exchange Act Rule 0-11: _____________________________________
          (4)  Proposed Maximum aggregate value of transaction: ____________
          (5)  Total Fee Paid: _____________________________________________

[ ]  Fee previously paid with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: ____________________
(2)  Form, Schedule or Registrantion Statement No.: _________________
(3)  Filing Party: ______________________________
(4)  Date Filed: ________________________________


                                 ENERCORP, INC.
                        7001 Orchard Lake Road, Suite 424
                      West Bloomfield, Michigan 48322-3608
------------------------------------------------------------------------------

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on
                                January 29, 1999
------------------------------------------------------------------------------

                                                             December 23, 1998

TO THE SHAREHOLDERS OF ENERCORP, INC.:

      The Annual Meeting of Shareholders of Enercorp, Inc., a Colorado corporation (the "Company"), will be held at the Company's headquarters, 7001 Orchard Lake Road, Suite 424, West Bloomfield, Michigan 48322 on, Friday, January 29, 1999 at 9:00 a.m. Eastern Standard Time, to consider and take action on:

1. The election of three directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

2. A proposal to authorize the Company to sell shares of its capital stock at prices below such stock's current net asset value. (Passage of this proposal requires both the affirmative vote of a majority of the Company's outstanding shares entitled to vote on the proposal and a majority of the Company's voting shares entitled to vote on the proposal which are held by non-affiliates.)

3. A proposal to authorize the Company to change the nature of its business and withdraw its election as a business development company under the Investment Company Act of 1940, as amended. (Passage of this proposal requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the proposal.)

4. Three proposals, which will be voted upon separately, to adopt certain amendments to the Company's Restated Articles of Incorporation. (Passage of each of these proposals requires the affirmative vote of two-thirds of the Company's outstanding shares entitled to vote on the proposals.)

5. A proposal to ratify the appointment of Hirsch, Silberstein and Sulbelsky, P.C. as the independent auditors of the Company for the fiscal years ended June 30, 1997 and 1998 and for the fiscal year ending June 30, 1999. (Passage of this proposal requires the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal.)

6. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.


      The discussion of the proposals of the Board of Directors set forth above is intended only as a summary, and is qualified in its entirety by the information relating to the proposals set forth in the accompanying Proxy Statement.

      Only holders of record of Common Stock at the close of business on December 22, 1998 will be entitled to notice of and to vote at this special meeting, or any postponements or adjournments thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS:

                                   Robert R. Hebard, President

      PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            YOUR VOTE IS IMPORTANT

                                 ENERCORP, INC.
                        7001 Orchard Lake Road, Suite 424
                      West Bloomfield, Michigan 48322-3608

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 29, 1999

                                                             December 23, 1998

      This proxy statement is being furnished to shareholders of Enercorp, Inc. (the "Company") in connection with a solicitation of proxies by the board of directors of the Company for use at the 1998 Annual Meeting of Shareholders and at any adjournments or postponements thereof. The meeting will be held at 9:00 a.m. Eastern Standard Time, at the Company's headquarters at 7001 Orchard Lake Road, Suite 424, West Bloomfield, Michigan 48322, on Wednesday, January 29, 1999. The proxy and proxy statement (the "Proxy Materials") will be first mailed to the shareholders on or about December 23, 1998.

                              REVOCABILITY OF PROXY

      If the enclosed proxy is executed and returned, it will be voted on the proposals as indicated by the shareholder. The proxy may be revoked by the shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by executing a later dated proxy and delivering it to the Company prior to the meeting or by voting in person at the meeting.

                                 SOLICITATION

      In addition to solicitation by mail, the Company may use the services of its directors, officers and employees to solicit Proxies, personally or by telephone and telegraph, but at no additional salary or compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries holding shares of record for others reasonable out-of-pocket expenses incurred by them in forwarding copies of the Proxy Materials to the beneficial owners of such shares.

                                VOTING SECURITIES

      Holders of record of the Company's common stock, no par value (the "Common Stock"), at the close of business on December 22, 1998 (the "Record Date") will be entitled to vote on all matters. On the Record Date the Company had 590,897 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share. The Company's only class of voting securities is the Common Stock. A majority of the issued and outstanding shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting.

      Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, said shares will not be counted as voting on the particular matter.

                               PERFORMANCE GRAPH

     The graph below compares the percentage changes in the Company's cumulative stockholder return on its Common Stock for the five-year period ended June 30, 1998, with the cumulative total return of the Nasdaq Stock Market (US Companies) and a peer index of the Nasdaq Stocks - Miscellaneous Investing.


Legend

CRSP Total Returns Index for:                06/30/93  06/30/94  06/30/95  06/30/96  06/30/97  06/30/98
                                             --------  --------  --------  --------  --------  --------

Enercorp, Inc.                                  100.0     157.1     114.3      95.2      75.6     173.8
Nasdaq Stock Market (US Companies)              100.0     101.0     134.8     173.0     210.4     277.6
Nasdaq Stocks (SIC 6790-6799 US Companies)      100.0     103.7      99.1     114.0     155.7     193.0
Miscellaneous Investing

NOTES:

A.   The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.   The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.   If the monthly interval based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.0 on 06/30/93.
E.   The data for Enercorp, Inc. was provided by the client.


          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is information as to certain persons known by the Company to be the beneficial owner of more than five percent of the Common Stock; the Company's directors and named executive officers, individually, and executive officers and directors as a group, as of November 15, 1998:

                                Amount and Nature
Name and Address of                  of Beneficial               Percent
 Beneficial Owner                      Ownership                 of Class
-------------------------       ------------------               ----------
Robert R. Hebard                       69,248                      11.5%
7001 Orchard Lake Road              (1)(2)(3)
Suite 424
W. Bloomfield, MI 48322

H. Samuel Greenawalt                   14,333                       2.4%
27777 Inkster Road
Farmington Hills, MI  48333

Carl W. Forsythe                          -0-                         0%
P.O. Box 918
Spring House, PA 19477

Thomas W. Itin                         49,149                       8.3%
7001 Orchard Lake Road                    (4)
W. Bloomfield, MI 48322

Charles Maginnis                       35,000                       5.9%
c/o Corporate Securities Group, Inc.      (5)
7600 Southland Blvd., Suite 101
Orlando, FL 32809

Executive officers and                 83,581                      13.9%
directors as a group                (1)(2)(3)
(three persons)
----------

(1) Includes 15,467 shares owned by Mr. Hebard's spouse and 1,333 shares held in a custodian account under the Uniform gifts to Minors Act for the benefit of Mr. Hebard's daughter. Mr. Hebard disclaims beneficial ownership of the 1,333 shares in the custodial account.

(2) Includes 10,581 shares of common stock underlying stock options currently exercisable or exercisable within 60 days from November 15, 1998.

(3) Does not include 28,443 shares held in trust for Mr. Hebard's minor children. Mr. Hebard's mother-in-law is trustee of these trusts.

(4) Based upon information contained in the Schedule 13D and amendments as filed with the Securities and Exchange Commission (the "SEC"), includes shares owned directly and through other entities controlled by Mr. Itin and by Mr. Itin's spouse through entities she controls and for which she is trustee for the benefit of Mr. & Mrs. Itin's minor grandchildren. Mr. Itin is the father-in-law of the Company's president.

(5) Based upon information contained in a Schedule 13D filed with the SEC.

      No change in control of the Company has occurred since the beginning of the last fiscal year.

      The Company does not know of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.

                       EXECUTIVE OFFICERS AND DIRECTORS


                                                                  Commencement
                                                                  date of
                                                                  service as an
                                                                  executive
                                                                  officer and/or
Name                      Position with Company          Age      director
------------------       -----------------------        -----     --------------
Robert R. Hebard *        Chairman of the Board,         45         6/29/93
                          Chief Executive Officer,
                          President, Treasurer
                          and Director

Carl W. Forsythe          Director                       41         6/28/93

H. Samuel Greenawalt      Director                       70         6/28/93
---------

* Mr. Hebard is an "interested person" of the Company as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), because he is an executive officer and a director of the Company.

      No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to any such office or position. Directors are elected to serve until the next meeting of shareholders. Executive officers serve at the pleasure of the Board of Directors.

      There are no family relationships among the directors and executive officers of the Company.

      Robert R. Hebard has served as Chairman of the Board, Chief Executive Officer, President, Treasurer and Director of the Company since June 29, 1993. He also serves as vice president of Woodward Partners, Inc., a real estate development company in suburban Detroit, Michigan. Mr. Hebard also has served as a Director of Ajay Sports, Inc. since June 1989, and as Ajay's Secretary since September 1990, and was a director of Kimbro Imaging Systems, Inc. from November 1994 to August 1995. Mr. Hebard holds a Bachelors Degree in Marketing/Management from Cornell University and an MBA from Canisius College.

      Carl W. Forsythe has served as Director of the Company since June 28, 1993. Since October 1998, Mr. Forsythe's has served as Chief Executive Officer and President of Advanta Mortgage Corporation. From January 1996 to September 1998, he has served as Executive Vice President of Retail Banking and Marketing for Home Savings of America; and from August 1994 to December 1995, he was Senior Vice President-Chief Retail Officer for Banc One-Ohio Corporation. Mr. Forsythe holds a Master of Business Administration degree from Cornell University and a Bachelor of Arts degree from Columbia University.


     H. Samuel Greenawalt has served as Director of the Company since June 28, 1993. From 1987 to June 1995, Mr. Greenawalt was Senior Vice President, Business Development, for Michigan National Bank. Mr. Greenawalt retired from Michigan National in June 1995 and is now an independent consultant to the bank. Mr. Greenawalt holds a Bachelor of Science degree from the Wharton School of the University of Pennsylvania and is a graduate of the University of Wisconsin Banking School.

      During the fiscal year ended June 30, 1998, the Board of Directors held one meeting and acted through written consent eight times. The Board of Directors has Compensation and Audit Committees consisting of Messrs. Forsythe and Greenawalt, the independent directors of the Company. The Compensation Committee was appointed primarily to administer the 1994 Stock Option Plan for Employees and Officers. During the fiscal year ended June 30, 1998, the Compensation Committee did not meet. The Audit Committee was formed to provide additional oversight in connection with the Company's compliance with the applicable provisions of the Investment Company Act of 1940. During the fiscal year ended June 30, 1998, the Audit Committee held one meeting. All directors and committee members attended all of the meetings held during the fiscal year. The Company has no standing Nominating Committee.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information regarding compensation paid to the Company's chief executive officer for the three years ending June 30, 1993. No other person who is currently an executive officer of the Company earned compensation exceeding $100,000 during any of those years.

                                     Annual Compensation            Awards
                               --------------------------------    -------------
                                                                   Securities
     Name and                                      Other Annual    Underlying
Principal Position    Year     Salary      Bonus   Compensation    Stock Options
--------------------  -----   -------    -------   -------------   -------------
                                 ($)        ($)        ($)             (#)
Robert R. Hebard      1998     $87,000  $    -0-       $-0-          -0-
President and         1997     $87,000   $25,000       $-0-          -0-
Chief Executive       1996     $72,000   $10,000       $-0-          -0-
Officer

      The Company has a stock option plan but does not have any other long-term compensation arrangements in the form of restricted stock awards, stock appreciation rights plans, or other long-term incentive plans or arrangements.


Option Grant Table

      No stock options were granted during the fiscal year ended June 30, 1998.

Aggregated Option Exercises and Fiscal Year End Option Value Table

      No stock options were exercised during the fiscal year ended June 30, 1998. The table below sets forth information related to the value at June 30, 1998 of unexercised options held by the the Company's President and Chief Executive Officer.

-----------------------------------------------------------------------------------------

                           Number of Securities           Value of Unexercised
                           Underlying Unexercised         In-The-Money Stock
                           Stock Options at June          Options at June 30, 1998
                           30, 1998 (#)                                    ($)

Name                       Exercisable    Unexercisable    Exercisable     Unexercisable
-------------------        ------------   --------------   ------------    --------------

Robert R. Hebard,          10,581                   -0-        $13,854         $-0-
President and Chief
Executive Officer
-----------------------------------------------------------------------------------------

Compensation of Directors

      During fiscal 1998, directors were paid $500 and were reimbursed for expenses incurred in attending each Board meeting.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") requires executive officers, directors and persons who beneficially own more than ten percent of the Company's Common Stock to file with the SEC initial reports of beneficial ownership on Form 3, reports of changes in beneficial ownership on Form 4 and annual statements of changes in beneficial ownership on Form 5. Persons filing such reports are required under the regulations promulgated by the SEC pursuant to Section 16 to furnish the Company with copies of such reports.

      Based solely upon a review of the copies of the reports received by the Company during the fiscal year ended June 30, 1998, and written representations of the persons required to file said reports, the Company believes that all required reports were timely filed.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Williams Controls, Inc. ("Williams") is an investee company of the Company which, as of September 30, 1998, accounted for over 90% of the Company's portfolio securities. On November 8, 1997, the Company exercised stock options to purchase 150,000 shares of Williams common stock for $0.41 per share. In March 1998, as consideration for management consulting services rendered, Williams granted the Company stock options to purchase 50,000 shares of Williams common stock for $2.44 per share.

-------------------------------------------------------------------------------
                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS
-------------------------------------------------------------------------------
      The following three persons have been nominated for election as directors of the Company for a term of one year and until the election and qualification of their successors: Robert R. Hebard, Carl W. Forsythe and H. Samuel Greenawalt. These three directors constitute the entire Board of Directors. The persons named in the proxy intend to vote for Messrs. Hebard, Forsythe and Greenawalt unless a shareholder withholds authority to vote for any or all of these nominees. If any nominee is unable to serve or, for good cause, will not serve, the persons named in the proxy reserve the right to substitute another person of their choice as nominee in his place. Each of the nominees has agreed to serve if elected.

Vote Required

      Directors of the Company are elected by a plurality vote. This means that the three nominees receiving the greatest number of votes cast at the Meeting will be elected as the directors of the Company.

-------------------------------------------------------------------------------
                               PROPOSAL NUMBER TWO
                    TO AUTHORIZE THE SALE OF CAPITAL STOCK AT
             LESS THAN ITS THEN CURRENT NET ASSET VALUE PER SHARE
-------------------------------------------------------------------------------
      The Investment Company Act of 1940 prohibits the Company, as a business development company (a "BDC"), from selling its capital stock at a price less than the current net asset value per share for such stock unless the policy and practice of doing so is approved by the Company's shareholders. Pursuant to this provision, the Company is requesting that the shareholders authorize the sale of the Company's capital stock at a price less than its then current net asset value per share of such stock.

      Frequently, the stock of BDCs trades at prices below the corresponding net asset value. As shown in the following table, the high and low bid closing quotations of the Company's Common Stock, the only class of stock outstanding, often has been below the corresponding net asset value per share:

                             Closing Bid Prices                  Net Asset
As of                      High         Low        Average         Value
-------------             ------        -----      --------      ----------
Fiscal 1997
September 30, 1996          $2.75       $1.88       $2.32          $5.10
December 31, 1996            1.88        1.88        1.88           3.58
March 31, 1997               2.50        1.50        2.00           4.14
June 30, 1997                2.50        1.50        2.00           4.00

Fiscal 1998
September 30, 1997           1.50        1.50        1.50           3.71
December 31, 1997            2.25        1.50        1.88           3.78
March 31, 1998               2.69        1.31        2.00           4.02
June 30, 1998                5.25        2.50        3.63           3.90

Fiscal 1999
September 30, 1998           4.88        2.13       3.50            3.65

       This indicates that should the Company desire to sell shares of its Common Stock in either a public or private offering, the price for such stock may be below the then current net asset value per share, limiting the Company's ability to raise additional equity capital. Section 63(2) of the Investment Company Act of 1940 provides that the Company may sell its Common Stock at prices below the then current net asset value with shareholder approval; provided, that, in addition to shareholder approval, any such sales are approved by a required majority of the directors as being in the best interests of the Company and its shareholders and after a required majority of directors, in consultation with the underwriter of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of any firm commitment to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less and a price which closely approximates the market value of those securities, less any distributing commission or discount.

       Presently, the Company depends primarily on its bank loan for its working capital. Over time, the Company has increased its credit limit to provide additional working capital. The Company does not anticipate being able to obtain substantial increases in its current bank credit line in the near future. The only other source of funds available to the Company is through sales of its portfolio securities. Securities of Williams Controls, Inc. make up over 90% of the Company's portfolio securities and, therefore, the value of the Company's assets is closely related to the value of the Williams Controls common stock. Any significant levels of sales of Williams Controls common stock by the Company potentially could adversely affect the market price of Williams common stock. For these reasons, the Board of Directors believes that it would be in the best interest of the Company and its shareholders to raise additional equity capital to repay its bank indebtedness and to provide working capital either to purchase additional portfolio securities or a controlling interest in an operating company. See Proposal Number Three. Therefore, if the shareholders approve this proposal, it is likely that the Board of Directors will seriously consider authorizing an equity offering of the Company's Common Stock.

       Generally, equity securities sold in private and/or public securities offerings are priced based on market prices rather than net asset value. The Board of Directors is seeking the approval of the shareholders to offer and sell Common Stock at prices which may be less than net asset value so as to permit the flexibility in pricing that market conditions generally require. The Board has not seriously considered any particular type of offering or any specific terms because the Board believes that it would be premature to do so until after the shareholders vote on this proposal to permit the Company to make sales of its securities at prices less than net asset value.

       If the shareholders approve this proposal, during a one-year period commencing on the date the shareholders approve this proposal, the Company will be permitted, but not required or otherwise obligated, to sell newly issued shares of its capital stock for prices below the net asset value. The sale of a substantial number of shares of capital stock at below net asset value would dilute the percentage interest of the Company's present shareholders. In determining whether or not to sell additional shares at a price below the net asset value, the Board of Directors will have fiduciary obligations to act in the best interest of the Company and its shareholders and must comply with the other requirements of Section 63(2) of the Investment Company Act of 1940 as described above.

Board Recommendation and Vote Required

       The Company believes this proposal is important because of the flexibility it would provide in raising additional equity capital even if the Company's capital stock is trading at prices below the net asset value. Consequently, the Board of Directors recommends that the shareholders vote "FOR" this proposal. Approval of this requires both the affirmative vote of a majority the Company's outstanding shares entitled to vote on this proposal, and a majority of the Company's outstanding shares entitled to vote on this proposal which are held by non-affiliates of the Company.

-------------------------------------------------------------------------------
                              PROPOSAL NUMBER THREE
                       APPROVAL TO WITHDRAW THE COMPANY'S
                    ELECTION AS A BUSINESS DEVELOPMENT COMPANY
-------------------------------------------------------------------------------





       The Company has elected to be treated as a business development company ("BDC") as that term is defined in Section 54 of the Investment Company Act of 1940. As such, the Company is subject to a number of provisions relating to BDCs rather than all of the provisions of the Investment Company Act of 1940 applicable to registered investment companies. Section 58 of the Investment Company Act of 1940 provides that a BDC may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC unless it is authorized to do so by a majority of its outstanding voting securities.


       If the Company's shareholders approve this proposal to permit the Company to withdraw the Company's BDC election, the withdrawal will become effective only upon the filing and acceptance by the Securities and Exchange Commission of the Company's application for withdrawal. The Company does not anticipate filing a withdrawal until it can be reasonably certain that the Company will not be deemed to be an investment company without the protection of its BDC election. After the Company's application for withdrawal of its BDC election is accepted by the Securities and Exchange Commission and is declared effective, the Company will no longer be subject to the regulatory provisions of the Investment Company Act of 1940 applicable to BDCs generally, including regulations related to insurance, custody, composition of the board, affiliated transactions and compensation arrangements. Withdrawal of the Company's election as a BDC will not affect the Company's registration under Section 12(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the Exchange Act, the Company is required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act.

       Since September 18, 1998, the Company's Common Stock has been traded on the over-the-counter ("OTC") Bulletin Board. Until that time, the Company's Common Stock had been traded on the Nasdaq SmallCap Market. At the time of the change, Nasdaq notified the Company that its Common Stock no longer met the minimum public float share requirement for continued listing on the Nasdaq SmallCap Market. The Company has filed an appeal with Nasdaq to attempt to have its Common Stock reinstated for trading on the Nasdaq SmallCap Market. This appeal will be heard by the Nasdaq Hearings Panel in January 1999. There can be no assurance that the Company's Common Stock will be reinstated for trading on the Nasdaq SmallCap Market. The Company's withdrawal as a BDC is not expected to have any direct effect on the Company's trading status on the OTC Bulletin Board or, if reinstated after the appeals hearing, on the Nasdaq SmallCap Market.

Reasons for Proposed Withdrawal as a BDC

       From time to time, the Company's Board of Directors has discussed the feasibility of the Company continuing its election as a BDC and, on November 9, 1998, the Board unanimously agreed that it would be in the best interest of the Company and its shareholders to present this matter to the shareholders.

     In making the determination to present this proposal to the Company's shareholders, the Board of Directors considered a number of factors. Over the years, since the Company has operated as a BDC, the business, regulatory and financial climates have shifted gradually, making operations as a BDC more challenging and difficult. The first, and possibly the most important factor, is that the Investment Company Act of 1940 imposes many regulations on BDCs, including regulations limiting a BDCs ability to sell its common stock at a price below net asset value without shareholder approval and certain other requirements. Historically, the market prices for BDC stocks are lower than net asset value,.making it much more difficult for BDCs to raise equity capital. Had the Company had the flexibility to offer and sell equity securities absent the restrictions imposed on BDCs by the Investment Company Act of 1940, possibly the Company could have taken other actions to preserve its Nadsaq listing for its Common Stock, although no assurance could be given that the outcome would have been any different. Regulations applicable to BDCs under the Investment Company Act of 1940 also restrict a BDCs ability to issue debt securities. BDCs do not generate cash flow from operations as operating companies generally do because a BDC's business is owning and investing in securities. With the limitations for capital raising and cash generation, it is difficult for BDCs to have sufficient cash flow and capital to compete in the marketplace.


       At June 30, 1998, the Company's total assets were approximately $4,776,505, consisting of investments in securities valued at their fair value of $4,538,361, notes receivable from investee companies and accrued interest of $217,422, cash of $16,128 and other assets of $4,594. The Company's most significant assets are its holdings of investment securities of Williams Controls, Inc. At June 30, 1998, the Company's holdings in Williams Controls, Inc. had an equity and/or cost basis of $895,250 and a fair value of $4,256,438.

       After careful consideration of the factors discussed above and other relevant factors, the Board of Directors has determined that the shareholders' return on assets is not likely to warrant continued operations as a BDC over the long term. The Board of Directors believes that the Company may be more likely to achieve greater stability in the valuation of its assets and to prosper and grow if the Company's long-term strategy is to cease operating as a BDC in favor of purchasing and operating an on-going business. In addition, by withdrawing its election as a BDC, the Company would be relieved of the restrictions and additional costs of complying with the many rules and regulations associated with operating as a BDC under the Investment Company Act of 1940.

       The Board of Directors has adopted a plan to obtain shareholder approval for the Company to withdraw its election as a BDC, with the goal of becoming an operating company. If shareholders approve this proposal, it will indicate to the Company the shareholders' agreement with Board of Directors plan for a change in the fundamental nature of the Company's business from operating as a BDC to operating an on-going business. Upon approval of this proposal, the Board of Directors will actively pursue business opportunities to acquire or otherwise purchase an on-going business or target an appropriate merger candidate. It is possible that the Company will be required to obtain further shareholder approval to effect the purchase or merger transaction which would enable the Company to withdraw its BDC election and become an operating company.

       Even if this proposal is approved, the Company does not intend to file with the Securities and Exchange Commission an election to withdraw as a BDC until such time as it is relatively certain that it will qualify as an operating business rather than as an investment company. A voluntary election to withdraw as a BDC becomes effective upon filing the election form with and acceptance of the form by the Securities and Exchange Commission unless a later date is specified in the application for withdrawal. The Board of Directors has adopted its two-part strategy of effecting a transaction which will enable the Company to become an operating company before it files its application for withdrawal as a BDC in order to minimize the possiblity that, after the Company's withdrawal as a BDC, the Company could be considered an unregistered investment company which is not in compliance with the Investment Company Act of 1940.


Effect of Withdrawal of BDC Election on the Company's Financial Statements

       As an operating company, the fundamental nature of the Company's business will change from that of investing in a portfolio of securities with the goal of achieving gains on appreciation and dividend income to that of being actively engaged in the ownership and management of an on-going business with the goal of generating income from the operations of that business. Withdrawal of the Company's election to be treated as a BDC under the Investment Company Act of 1940 will result in a significant change in the Company's method of accounting. BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies. As an operating company, the required financial statement presentation and accounting for securities held will be either fair value or historical cost accounting, depending on the classification of the investment and the Company's intent with respect to the period of time it intends to hold the investment.

       Solely for the purpose of providing the shareholders an example of the effect of changing methods of accounting after the Company withdraws its election to be treated as a BDC under the Investment Company Act of 1940, the Company has prepared pro forma financial statements as of June 30, 1998, with the assumption that the Company withdrew its BDC election effective July 1, 1997. These pro forma financial statements are included as Exhibit A to this Proxy Statement. IN READING THESE ILLUSTRATIVE PRO FORMA FINANCIAL STATEMENTS, SHAREHOLDERS SHOULD BE AWARE THAT THIS IS WHAT THE COMPANY'S FINANCIAL STATEMENTS WOULD RESEMBLE ONLY FROM THE TIME THE COMPANY WITHDRAWS ITS BDC ELECTION UNTIL IT ACHIEVES THE STATUS OF AN OPERATING COMPANY. AS STATED PREVIOUSLY, THE COMPANY DOES NOT PLAN TO WITHDRAW ITS ELECTION AS A BDC UNTIL IT IS RELATIVELY CERTAIN THAT IT WILL HAVE ON-GOING OPERATIONS AS ITS PRIMARY BUSINESS.

Board Recommendation and Vote Required

       The Board of Directors recommends that shareholders vote "FOR" this proposal to approve withdrawal of the Company's election to be treated as a BDC under the Investment Company Act of 1940. Approval of this proposal requires the affirmative vote of a majority the Company's outstanding shares entitled to vote on this proposal.

-------------------------------------------------------------------------------
                             PROPOSAL NUMBER FOUR
                  TO ADOPT THREE AMENDMENTS TO THE COMPANY'S
                      RESTATED ARTICLES OF INCORPORATION
-------------------------------------------------------------------------------
       The Board of Directors has approved and recommends that the shareholders approve the following three amendments to the Company's Restated Articles of Incorporation (the "Restated Articles"). The amendments being proposed would (1) provide to the Company's directors the limitation of monetary liability to the Company's and its shareholders under certain circumstances; (2) reduce the quorum required for the transaction of business at any shareholders meeting from a majority to one-third of the shares entitled to vote at the meeting; and (3) reduce the voting requirement for shareholder approval of certain actions from two-thirds to a majority of the shares entitled to vote on the action. The following discussion is qualified in its entirety by the text of the proposed amendments to the Company's Restated Articles attached hereto as Exhibit B.

Description of, Reasons for and Effects of the Amendments

       Limitation of Director Liability. This proposed amendment would add a new
Article IX to the Restated Articles which wouldl limit the personal liability of the Company's directors for monetary damages for certain breaches of the fiduciary duty of care as permitted under Section 7-108-402 of the Colorado Business Corporation Act. The Colorado Business Corporation Act permits a Colorado corporation to limit or eliminate the personal monetary liability of its directors to the corporation or its shareholders by reason of their breach of the fiduciary duty of care as directors, including liability for negligence, and gross negligence, by including a provision to this effect in its articles of incorporation. This provision of the Colorado Business Corporation Act was adopted in 1987, long after the Company's inception, and generally is included in the charter documents of most newly formed Colorado corporation as a matter of practice.

       Proposed Article IX of the Restated Articles would not permit any limitation upon the liability of a director for: (i) any breach of a duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) assenting to an unlawful distribution made in violation of section 7-106-401 of the Colorado Business Corporation Act or the Restated Articles, or
(iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by the Colorado Business Corporation Act apply only to the directors' "duty of care." The provision is not retroactive and, therefore, would not have the effect of limiting liability for acts or omissions occurring prior to the date of its adoption by shareholders.


       In performing their duties, the Company's directors are scrutinized under the "business judgment rule" which stipulates the fiduciary duties of care and loyalty imposed upon directors. Under the business judgment rule, a director is required to perform all duties as a director in good faith, in a manner the director reasonably believes to be in the best interests of the company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

       The "duty of care" requires that each director act in a manner which, after a reasonable investigation, the director believes in good faith to be in the best interests of the Company and all of its shareholders and requires that each director, in the performance of the director's corporate responsibilities, exercise the care that an ordinary prudent person would exercise under similar circumstances. The "duty of loyalty" prohibits faithlessness and self-dealing by directors and prohibits directors from using their corporate position to make a personal profit or gain other personal advantage.

       In recent years, litigation seeking to impose liability on directors of publicly-held corporations for violations of the duty of care has become commonplace. To preclude liability, the director is required to show that he conducted himself in strict compliance with the duty of care as set forth in the business judgment rule. In practice, the application of this duty varies widely among the courts, leaving directors with little guidance and certainty as to what constitutes adequate care under a given set of circumstances. Compounding this uncertainty, in several decisions, courts have imposed a clairvoyant duty upon directors, despite the fact that the actions of the directors in exercising reasonable care are supposed to be judged as of the time and under the circumstances existing at the time the decision was made.

       This type of litigation is expensive to defend, with costs frequently amounting to hundreds of thousands, and sometimes millions of dollars. In many cases, costs of defense exceed the means of individual defendants, even if ultimately they are vindicated on the issue of individual liability or wrongdoing. Furthermore, in view of the costs and uncertainties of litigation, it is often prudent for companies to settle such claims. While settlements frequently are for only a fraction of the amount claimed, the settlement amount may well exceed the financial resources of individual defendants. In summary, without the benefit of protective measures such as indemnification and limitation of liability as permitted under the Colorado Business Corporation Act, exposure to the costs and risks of claims of personal liability for corporate directors may exceed any benefit to them of serving as a director of a public corporation.

     The risks of personal liability for directors has traditionally been mitigated through directors' and officers' liability insurance ("D&O Insurance"). Changes in the market for D&O Insurance during recent years have resulted in meaningful coverage becoming unavailable for directors and officers of many corporations. Insurance carriers have in certain cases declined to renew existing directors' and officers' liability policies, or have increased premiums, thereby making the cost of obtaining such insurance prohibitive. Moreover, policies often exclude coverage for areas where the service of qualified independent directors is most needed. For example, many policies do not cover liabilities or expenses arising from directors' and officers' activities in response to attempted takeovers of a corporation.


       In response to the above developments regarding litigation against directors and the general unavailability of meaningful D&O Insurance, in 1987 the Colorado legislature adopted Section 7-108-402 of the Colorado Business Corporation Act which permits a corporation to limit or eliminate the personal monetary liability of a director for certain breaches of the duty of care. Effectively, the limitation acts as a substitute for, or a supplement to, D&O Insurance coverage. As a matter of practice, articles of incorporation for newly formed companies frequently include provisions for mandatory indemnification and limitation and/or elimination of personal monetary liability for directors as permitted under Section 7-108-402 of the Colorado Business Corporation Act.

       The Board of Directors believes that inclusion of a provision for limitation of liability in the Restated Articles, when combined with the Company's policy of entering into indemnification agreements with its directors, will best position the Company to attract and retain qualified candidates to serve as its directors. Although the Company has not experienced difficulty finding qualified candidates to serve on its Board of Directors to date, it believes that it may experience difficulty in the future if protective measures are not taken.

       Adoption of proposed Article IX for inclusion in the Company's Restated Articles would prevent the Company and its shareholders, but not third parties, from bringing actions for monetary damages based upon a director's negligent or grossly negligent business decisions, including those related to attempts to change control of the Company, to the benefit of the Board and at the expense of the shareholders. Thus, if the proposal to add a provision to limit the monetary liability of directors is approved, the Company or a shareholder will be able to prosecute an action against a director for monetary damages for breach of fiduciary duty only if it can be shown that such damages have been caused by a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, a direct or indirect improper personal benefit, or an illegal distribution. Proposed Article IX would not limit or eliminate the right of the Company or any shareholder to seek an injunction or any other non-monetary relief if a director breaches his duty of care. Although equitable remedies remain available, they may be inadequate as a practical matter.

       Proposed new Article IX to the Company's Restated Articles providing for the limitation of liability is intended to be effective only against actions by the Company and its shareholders. Third party plaintiffs, such as creditors, will not be prevented from recovering damages on the basis of the provision. In addition, the provision would apply only to claims against a director arising out of his status as a director and would not apply to claims arising from his status as an officer or his status in any other capacity; nor would it apply to a director's responsibilities under any other law, such as the federal securities laws. If proposed Article IX to the Restated Articles is approved, changes in Colorado law further limiting or eliminating personal liability of directors automatically will be applicable without further shareholder approval.


       Neither the Board of Directors nor any of its members have experienced any recent litigation which would have been affected by the above provision had it been in effect previously. Proposed new Article IX to the Restated Articles is not being prompted by any pending or threatened litigation against any member of the Company's Board of Directors. Rather, it is being proposed to modernize the Company's Restated Articles to conform with the Colorado law which, since 1987 has permitted companies to include of these protective measures for their corporate directors in their articles of incorporation.

       Reduction in Quorum Requirement. Proposed new Article X to the Restated Articles would reduce the quorum required for shareholder meetings from a majority to one-third of the shares entitled to vote at the meeting. For any shareholder meeting, all shareholders of record as of the record date established for that meeting would continue to be sent notices of the meeting and be given the opportunity to vote. Reduction of the quorum requirement would permit the Company and its shareholders to transact business at the meeting if at least one-third of the shares entitled to vote at the meeting were present either in person or by proxy. The quorum requirement relates to the number of shares that are required to be present at a shareholder meeting before a vote can be taken. It does not govern the percentage of affirmative vote required to pass any proposal voted upon.

       Decrease in Voting Requirements for Shareholder Approval of Certain Actions. Proposed new Article XI of the Restated Articles would reduce the affirmative shareholder vote necessary to approve certain transactions, such as mergers, major acquisitions or sales of all or substantially all the Company's assets, or any other matter which would require an amendment to the Company's Restated Articles. Currently, the Company's Restated Articles does not contain such a provision and, therefore under the Colorado Business Corporation Act, the affirmative vote of two-thirds of the issued and outstanding Common Stock is required to approve such transactions. Long after the Company's inception, the Colorado Business Corporation Act was amended to provide that no action taken by a corporation requires more than a majority vote of the shares entitled to vote unless otherwise provided in the corporation's articles of incorporation, or unless the corporation was formed before July 1, 1994 and its articles of incorporation do not contain a provision reducing the voting requirement from two-thirds to not less than a majority.

     Due to the dispersion of the Company's shareholders, it is extremely difficult, if not impossible, for the Company to locate and obtain the vote of two-thirds of the outstanding shares. The Board of Directors believes that it is in the best interests of the Company to reduce the voting requirement from two-thirds to not less than a majority of the shares entitled to vote on these types of matters so that a minority of the Company's shareholders will not be able to thwart the will of the majority.


       Other than as described this Proxy Statement, the Board of Directors has no present or contemplated plans to enter into any transactions that would require approval of the Company's shareholders.

Anti-takeover Implications of the Proposed Amendments

       Approval of proposed new Article IX providing for the limitation of the personal monetary liability of the Company's directors for breach of the duty of care could cause the directors to feel less constrained in approving a transaction such as the issuance of shares or the taking of other action designed to prevent a takeover of the Company, since monetary liability to the Company or its shareholders for approval of such transactions could not be predicated on a failure to exercise care in connection with the process of approving the transaction. Directors would, however, remain subject to liability for breach of the duty of loyalty to the Company, even if this proposed amendment is approved.

       Despite any anti-takeover implications, the proposed amendment is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting any of the amendments contained in this Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

       The amendments contained in this Proposal are not a part of any plan by the Company's management to adopt a series of amendments to the Restated Articles or Bylaws so as to render the takeover of the Company more difficult. Management does not currently intend to propose any anti-takeover measures in future proxy solicitations. Management is not aware of the existence of any other provisions currently in the Company's Restated Articles or Bylaws of the Company having any anti-takeover effects which would impose any burden in excess of requirements imposed by Colorado or federal law upon potential tender offerors or others seeking a takeover of the Company.

Board Recommendation and Vote Required


       The Board of Directors recommends that shareholders vote "FOR" approval of each of the amendments described above which it proposes to add to the Restated Articles. The directors of the Company face a potential conflict of interest in recommending to the shareholders an amendment which would relieve them of future liability to the shareholders or to the Company. However, the Board of Directors recommends approval of this amendment because it believes the provision for limitation of monetary liability of directors for certain acts, as permitted under the Colorado Business Corporation Act, will encourage capable individuals to continue to serve as, and become directors of, the Company and that adoption of the amendment is in the best interests of the Company.

       Each proposed amendment will be voted upon separately by the shareholders. The affirmative vote of two-thirds of the outstanding shares entitled to vote on these amendments is required to approve each of the three amendments described in this Proposal.

-------------------------------------------------------------------------------
                              PROPOSAL NUMBER FIVE
                       RATIFICATION OF THE APPOINTMENT OF
                       THE COMPANY'S INDEPENDENT AUDITORS
-------------------------------------------------------------------------------
       The Board of Directors of the Company appointed and engaged the firm of Hirsch, Silberstein & Sulbelsky, P.C., as independent auditors of the Company for the years ended June 30, 1997 and 1998. For the year ending June 30, 1999, the Board has selected Hirsch, Silberstein & Sulbelsky, P.C. to continue as its independent auditors. Pursuant to the requirements for BDCs under the Investment Company Act of 1940, the Company is requesting that shareholders ratify these appointments. Since the audits for the years ending June 30, 1997 and 1998 have already been completed, a vote against the ratification of Hirsch, Silberstein & Sulbelsky, P.C. as the Company's auditors will be interpreted as a ratification for the audits already completed but not for the current fiscal year. If the Company's appointment of Hirsch, Silberstein & Sulbelsky, P.C. is not ratified by the shareholders for the current fiscal year, the Board of Directors will select a different accounting and auditing firm to audit its financial statements for the fiscal year ending June 30, 1999, subject to ratification of that appointment at the next annual meeting of shareholders.

       A representative of Hirsch & Silberstein, P.C., is not expected to be present at the meeting.

Board Recommendation and Vote Required

     The Board of Directors recommends that shareholders vote "FOR" ratification of the Company's auditors. Ratification of the Company's selection of auditors requires the affirmative vote of a majority of the votes cast at the meeting by shareholders entitled to vote on this Proposal.



                              FINANCIAL INFORMATION

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, including audited financial statements, is being sent to shareholders with this Proxy Statement.


                                  OTHER MATTERS

       Management does not know of any other matters to be brought before the meeting. However, if any other matters properly come before the meeting, it is the intention of the appointees named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.


                              SHAREHOLDER PROPOSALS

       Any shareholder proposing to have any appropriate matter brought before the 1999 Annual Meeting of Shareholders, tentatively scheduled for December 20, 1999, must submit such proposal in accordance with the proxy rules of the SEC. Such proposals should be sent to Robert R. Hebard, President, Enercorp, Inc., 7001 Orchard Lake Road, Suite 424, West Bloomfield, Michigan 48322-3608, for receipt no later than August 23, 1999.

                                          By Order of the Board of Directors:

                                          ENERCORP, INC.

                                          /s/ Robert R. Hebard
                                          ----------------------------
                                          Robert R. Hebard, President

                                                                     EXHIBIT A
                                                                     ----------
                         Pro Forma Financial Statements

The following unaudited pro forma information presents the financial position, operations and cash flows of the Company at June 30, 1998. This unaudited pro forma information gives effect to the Company's proposed withdrawal of its election as a BDC as if it had occurred on July 1, 1997.

                                 Enercorp, Inc.
                                 Balance Sheets

                                                                                             PRO FORMA
                                                                                 ---------------------------------
                                                                                 June 30,                June 30,
ASSETS                                                                             1998                    1997
                                                                                 ----------             ----------
                Cash                                                             $    16,128             $        99
                Accounts receivable - related party                                                            2,985
                Accrued interest receivable - net of allowance for
                  uncollectible interest receivable of $14,908 and
                  $12,477 at June 30, 1998 and 1997, respectively                      9,707                  18,273
                Notes receivable - related parties,  net of allowance for
                  uncollectible notes receivable of $23,147 at June
                  30, 1998 and 1997, respectively                                    207,715                 207,715
                Investments: Available for Sale                                    4,538,361               4,287,148
                Furniture and fixtures, net of accumulated depreciation
                  of $6,238 and $4,747 at June 30, 1998 and 1997,
                  respectively                                                          2,697                  4,189
                Other assets                                                            1,897                  3,693
                                                                                 ---------------        ---------------
                                                                                  $ 4,776,505             $ 4,524,102
                                                                                 ===============        ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
                Note payable - bank                                                 2,081,749               1,712,900
                Accounts payable and accrued liabilities                               22,739                  51,238
                Deferred tax liability                                                367,000                 395,000
                                                                                 ---------------        ---------------
                                                                                    2,471,488               2,159,138
                                                                                 ---------------        ---------------
Stockholders' Equity
                Common stock, no par value: 10,000,000 shares
                  authorized, 590,897 shares issued and
                  outstanding at June 30, 1998 and 1997                             1,468,251               1,468,251

                Preferred stock, no par value:  1,000,000 shares
                  authorized, -0- issued and outstanding                                   -0-                     -0-

                Accumulated deficit                                                (1,046,707)               (861,049)

                Accumulated unrealized net gain/losses on investments,net of deferred income taxes of $970,000 and $906,000 at
                  June 30, 1998 and 1997, respectively                              1,883,473               1,757,762
                                                                                 ---------------        ---------------
                                                                                    2,305,017               2,364,964
                                                                                 ---------------        ---------------
                                                                                  $ 4,776,505              $ 4,524,102
                                                                                 ===============        ===============

                       See notes to financial statements

                                 Enercorp, Inc.
                             Schedule of Investments
                                 June 30, 1998
                                   PRO FORMA

                                                                               Restrictions Number           Cost
                                                                    Expiration as to        of               and/or       Fair
                   Company           Description of Business           Date    Resale       Shares Owned     Equity       Value

AFFILIATED COMPANIES
   Common Stocks - Public Market Method of Valuation (d)

     CompuSonics Video Corporation*  Digital Video Product
                                        Development                                                1,751 $           -  $         2
                                                                                              10,000,000       106,477        9,000

     Williams Controls, Inc.*        Manufacturer of sensor                   (e)                400,000        60,000      945,000
                                     and control systems                      (e)                850,000       127,500    2,008,125
                                                                              (e)                330,000       412,500      779,625
                                                                              (e)                 30,000       108,750       70,875
                                                                              (e)                 50,000       125,000      118,125
                                                                              (b)(e)11/8/98      150,000        61,500      334,688

     Ajay Sports, Inc.*              Golf & Casual Furniture Manufacturer     (e)              1,764,706       600,000      248,162
                                                                              (e)                100,000        37,500       14,063

   Preferred Stocks - Public Market Method of Valuation (d)

     Ajay Sports, Inc.*              Golf & Casual Furniture Manufacturer                          2,000        20,000        5,850

   Warrants and Stock Options - Board Appraisal Method of Valuation (d)

     CompuSonics Video Corporation*  Digital Video Product Development        (c)                300,000             -            -

     Williams Controls, Inc.*        Manufacturer of sensors         08/04/99 (c)                 25,000             -            -
                                     and control systems             05/03/00 (c)                 25,000             -            -
                                                                     09/13/99 (c)                 50,000             -            -
                                                                     03/12/03 (c)(f)              50,000             -            -
                                                                                                           -----------  -----------

                                                                                                             1,659,227    4,533,515



                        See notes to financial statements

                                                              Enercorp, Inc.
                                                         Schedule of Investments (Continued)
                                                              June 30, 1998
                                                               PRO FORMA




                                                                              Restrictions Number           Cost
                                                                  Expiration  as to        of               and/or       Fair
                                                                    Date      Resale       Shares Owned     Equity       Value
                   Company           Description of Business

UNAFFILIATED COMPANIES
   Common Stocks - Public Market Method of Valuation (d)

     Immune Response                 Holding Company                                          10,000,000         5,000            -
     Vitro Diagnostics               Diagnostic Test Kits                                            300         1,500           56
     Proconnextions, Inc.            Sports Memorabilia Marketing             (a)                191,610        19,161        4,790
                                                                                                            -----------  -----------
                                     Sub-total - UNAFFILIATED COMPANIES                                         25,661        4,846
                                                                                                            -----------  -----------
                                     Total - ALL COMPANIES                                               $   1,684,888 $  4,538,361
                                                                                                            ===========  ===========


     (a) Non-public company whose securities are privately owned.
     (b) May be sold under the provisions of Rule 144 of the Securities Act of 1933 after a holding period which expires in the month indicated.
     (c) No public market exists for this security.
     (d) The fair value of restricted securities is determined in good faith by the Company's Board of Directors, which may take into account a variety of factors including recent and historical prices of these securities, recent transactions completed by the Company, and other factors that the Board believes are applicable.
     (e) Pledged as collateral against a line of credit with Comerica Bank.
     (f) Options will vest at 25% on 9/12/98, 9/12/99, 9/12/00 & 9/12/01 consecutively.

     * This entity is considered an affiliated company since the Company owns more than 5% but less than 25% of the Investee company's outstanding common stock. Because of this, the Company would be affected by a sales limitation of one percent of the investee's outstanding common stock during any three-month period, or the average of the last four weeks' trading volume, whichever is greater.




                        See notes to financial statements


                                 Enercorp, Inc.
                            Statements of Operations

                                                                  PRO FORMA
                                                  -----------------------------------------
                                                        For the years ended June 30,
                                                  -----------------------------------------
                                                      1998          1997           1996
                                                   ------------  ------------   -------------

REVENUES
     Interest income                              $         -0-  $        -0-    $      400
     Interest income from related entities              22,241        17,355          6,033
     Consulting fees from related companies             25,000         1,788        167,738
     Royalties and settlement income                        -0-           -0-         2,445
     Recovery of bad debt                                   -0-           -0-        42,942
     Net realized gain on sale of investments               -0-      216,000        269,410
     Loss on sale of fixed assets                           -0-           -0-            -0-
     Dividend income from affiliated company                -0-        1,500          1,370
                                                    ------------  ------------   -------------
                                                        47,241       236,643        490,338
                                                    ------------  ------------   -------------
EXPENSES
     Salaries - officer                                 87,000        122,000        72,000
     Bonus expense - officer                                -0-            -0-           -0-
     Directors' fees                                     1,000             -0-        1,000
     Staff salaries                                         -0-        20,332        38,200
     Legal, accounting and other professional fees      14,686         11,537        31,926
     Interest expense - related entity                      -0-            -0-       29,303
     Interest expense - other                          181,123        162,538       115,354
     Loss on worthless investments                          -0-            -0-           -0-
     Bad debt expense                                    2,431          2,433         4,520
     Other general and administrative expenses          38,661         50,248        75,186
                                                     ------------  ------------   ------------
                                                       324,901        369,088       367,489
                                                     ------------  ------------   ------------

     Net gain (loss) from operations before           (277,660)      (132,444)      122,849
     Income taxes (Note 5)                              92,000         44,000       (43,000)
                                                     ------------  ------------   ------------

     Net gain (loss) from operations after taxes       (185,660)      (88,444)       79,849
                                                     ------------  ------------   ------------

     Net unrealized gain (loss) on investment before    189,713       229,517    (2,569,991)
     Income taxes (Note 5)                              (64,000)      (78,999)      874,000
                                                      ------------  ------------  ------------

     Net unrealized gain (loss) on investment after     125,713       150,518    (1,695,991)
     Taxes                                            ------------  ------------  ------------

     Increase (decrease) in net assets                $  (59,947)      62,074   $(1,616,142)
                                                      ============  ============  ============

     Increase (decrease) in net assets per share      $    (0.10)    $    0.11  $     (2.74)
                                                      ============  ============ =============






                       See notes to financial statements

                                 Enercorp, Inc.
                            Statements of Cash Flows

                                                                    PRO FORMA
                                                     ------------------------------------------
                                                           For the years ended June 30,
                                                     ------------------------------------------
                                                         1998           1997          1996
                                                     ------------   ------------  ------------

Cash flows from operating activities:
      Increase (decrease) in net assets               $   (59,947)   $    62,074   $(1,616,142)
                                                      ------------   ------------  ------------

Adjustments  to  reconcile net income to net cash
provided  by  operating activities:
      Depreciation                                            1,491          659         1,723
      Bad debt provision on notes receivable
        and interest net of write offs                        2,431        2,433         4,520
      Stock received for consulting services                     -0-    (125,000)      (37,500)
      Recovery of bad debt                                       -0-          -0-      (42,942)
      Gain on sale of investments                                -0-    (216,000)     (269,410)
      (Gain) Loss on sale of fixed assets                        -0-        (777)           -0-
      Write off of worthless investments                         -0-          -0-           -0-
      Unrealized (gain) loss on investments                (251,213)    (229,517)    2,569,992
      (Increase) in accounts receivable - related party          -0-      (2,985)     (125,000)
      (Increase) in interest receivable                       6,135      (14,922)       (6,028)
      Decrease in accounts receivable from
        related party                                         2,985      125,000            58
      (Increase) Decrease in other assets                     1,796       11,936        (5,736)
      Increase (Decrease) in accounts payable and
        accrued expenses                                      3,751       12,840       (71,520)
      Increase(Decrease) in accrued salaries                (32,250)      32,250            -0-
      Increase (Decrease) in deferred taxes                 (28,000)      35,000      (831,000)
                                                        ------------   ------------  ------------
      Total adjustments                                    (292,873)    (369,083)    1,187,157
                                                        ------------   ------------  -------------
Net cash (used) by operating activities                    (352,820)    (307,009)     (428,985)
                                                        ------------   ------------  -------------

Cash flows from investing activities:
      Purchase of investments                                  -0-            -0-      (88,000)
      Sale of investments                                      -0-       250,000       303,410
      Payments received on note receivable                     -0-            -0-       78,364
      Issuance of notes receivable                             -0-      (200,000)           -0-
      Proceeds from sale of fixed assets                       -0-            -0-           -0-
      Purchase of furniture and fixtures                       -0-        (1,565)           -0-
                                                      ------------   ------------  ------------
      Net cash provided (used) by investing activities         -0-         48,435       293,774
                                                      ------------   ------------  ------------




                            See notes to financial statements


                                 Enercorp, Inc.
                      Statements of Cash Flows (Continued)

                                                                     PRO FORMA
                                                     ------------------------------------------
                                                           For the years ended June 30,
                                                     ------------------------------------------
                                                         1998           1997          1996
                                                     ------------   ------------  ------------

Cash flows from financing activities:
      Proceeds from notes payable                         368,849        508,179     1,905,825
      Principal payments of notes payable                      -0-      (250,000)   (1,771,310)
                                                      ------------   ------------  ------------
      Net cash provided by investing activities           368,849        258,179       134,515
                                                      ------------   ------------  ------------

Increase (Decrease) in cash                                16,029           (396)         (696)

Cash, beginning of period                                      99            495         1,191
                                                      ------------   ------------  ------------

Cash, end of period                                        16,128             99           495
                                                      ============   ============  ============

Supplemental disclosures of cash flow information:
      Interest paid                                      165,099         148,982       152,332
                                                      ============   ============  ============

      Interest received                                   28,377              -0-          403
                                                      ============   ============  ============





                            See notes to financial statements

                                Enercorp,Inc.
                   Notes to Financial Statements (Continued)


Note 1:  Summary of Significant Accounting Policies
         ------------------------------------------

      Significant accounting policies are as follows:

a.    Business History
      ----------------

      Enercorp, Inc. (the "Company") was incorporated under the laws of the state of Colorado on June 30, 1978. During the fiscal year ended June 30, 1982, the Company elected to become a "Business Development Company" (BDC) as that term is defined in the Small Business Investment Incentive Act of 1980, which Act is an amendment to the Investment Company Act of 1940.
      This change resulted in the Company becoming a specialized type of investment company. For the years ended June 30, 1998, 1997 and 1996 the Company's cash flows have been dependent primarily upon sale of stock and loans.

b.    Investment Valuation
      --------------------

      The investment valuation method adopted in 1982 provides for the Company's Board of Directors to be responsible for the valuation of the Company's investments (and all other assets) based on recommendations of a Valuation Committee of the Board, comprised of the independent disinterested directors of the Company. In the development of the Company's valuation methods, factors that affect the value of investees' securities, such as significant escrow provisions, trading volume and significant business changes are taken into account. These investments are carried at fair value using the following four basic methods of evaluation:

      1. Cost - The cost method is based on the original cost to the Company adjusted for amortization of original issue discounts and accrued interest for certain capitalized expenditures of the corporation. Such method is to be applied in the early stages of an investee's development until significant positive or adverse events subsequent to the date of the original investment require a change to another method.

      2. Private market - The private market method uses actual or proposed third party transactions in the investee's securities as a basis for valuation, utilizing actual firm offers as well as historical transactions, provided that any offer used is seriously considered and well documented by the investee.

      3. Public market - The public market method is the preferred method of valuation when there is an established public market for the investee's securities. In determining whether the public market method is sufficiently established for valuation purposes, the corporation is directed to examine the trading volume, the number of shareholders and the number of market makers in the investee's securities, along with the trend in trading volume as compared to the Company's proportionate share of the investee's securities. If the security is restricted, the value is discounted at an appropriate rate.

      4. Appraisal - The appraisal method is used to value an investment position after analysis of the best available outside information where there is no established public or private market method which have restrictions as to their resale as denoted in the schedule of investments are also considered to be restricted securities.

                                 Enercorp, Inc.
                   Notes to Financial Statements (Continued)


            All portfolio securities valued by the cost, private market and appraisal methods are considered to be restricted as to their disposition. In addition, certain securities valued by the public market method which have restrictions as to their resale as denoted in the schedule of investments are also considered to be restricted securities.

c.    Statement of Cash Flows
      -----------------------

      Consistent with the reporting requirements of a BDC, cash and cash equivalents consist only of demand deposits in banks and cash on hand. Financial statement account categories such as investments and notes receivable, which relate to the Company's activity as a BDC, are included as operating activities in the statement of cash flows.

d.    Furniture and Equipment
      -----------------------

      Expenditures for furniture and equipment and for renewals and betterments which extend the originally estimated economic life of assets or convert the assets to a new use are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in the results of operations.

      The provision for depreciation is calculated using the straight-line method over a five or seven year life.

e.    Securities Transactions
      -----------------------

      Purchases and sales of securities transactions are accounted for on the trade date, which is the date the securities are purchased or sold. The value of securities sold is reported on the first-in first-out basis for financial statement presentation.

f.    Revenue Recognition
      -------------------

     Due to the uncertainty of collection, the Company recognizes all types of consulting fee revenues, from portfolio companies as cash is received. All other revenues are recognized on the accrual basis.

g.    Net Assets per Share
      --------------------

      In accordance with the fair value accounting method used by regulated investment companies, net assets (total stockholders' equity) per share at June 30, 1998 and June 30, 1997, respectively was $ 4.00 and $3.90 per share based on 590,897 shares.

h.    Reclassifications
      -----------------

      Prior year share and per share amounts have been restated to reflect the 1 for 75 reverse stock split that occurred on December 13, 1995. Also certain amounts as originally reported in the June 30, 1996 financial statements were reclassified to conform with the June 30, 1998 presentations.

                                 Enercorp, Inc.
                   Notes to Financial Statements (Continued)

Note 2:     Investments
            -----------

     Investments consist of holdings of securities in publicly and privately held companies. The Company's largest portfolio company is Williams Controls, Inc. ("Williams"). At June 30, 1998 Williams represented 93.79% of the company's investments at fair market value.

Note 3:     Related Party Transactions
            --------------------------

a.    Accounts Receivable - Related Party
      -----------------------------------

      The Company has an account receivable from Ajay Sports, Inc. for various traveling fees for services performed for the benefit of Ajay Sports, Inc. At June 30, 1998 and 1997 accounts receivable related party was $0 and $2,985.

b.    Notes Receivable - Related Entities
      -----------------------------------

      The Company has notes receivable from ProConnextions, Inc., ("PCI"). All of the notes are due on demand. The notes have interest rates of 12% and 10%. There is no collateral for the notes. The Company is a shareholder in PCI. The notes receivable balance, net of allowance for uncollectible note receivable, from PCI at was $7,715 at June 30, 1998 and 1997.

      On July 1, 1998, the Registrant and Williams signed an agreement under which Williams would issue 42,329 shares of its common stock to the Registrant and issue a note payable to the Registrant in the amount of $100,000, as payment in full for the $200,000 note originally due to the Registrant from Ajay. The balance of the original note from Ajay at June 30, 1998 and 1997 was $200,000 and $200,000, respectively. The balance of the note receivable from Williams, which replaced the note receivable from Ajay, was $100,000 as of September 30, 1998.


Note 4:     Note Payable - Bank
            -------------------

      In July 1997, the Registrant was approved for a $2,250,000 line of credit at 3/4% over prime by Comerica Bank ("Comerica"), replacing the previous $2,000,000 loan with NBD Bank ("NBD"). The collateral for the line of credit was all of the shares of Williams Controls common stock owned by the Registrant at the time (1,660,000) and all of the shares of common stock of Ajay Sports, Inc. ("Ajay") owned by the Registrant at the time (1,864,706). Borrowing was limited to 50% of the fair market value of the collateral, except that the maximum amount that can be borrowed against the Ajay stock is $400,000. This loan was scheduled to expire in July, 1998. In June 1998, the loan limit was increased to $2,500,000 and renewed on the same basic remaining terms as were present in the original loan. The balance of the Registrant's note payable to Comerica as of September 30, 1998 was $2,121,749 and the balances of the Registrant's Notes Payable-Bank at June 30, 1998 and 1997 were $2,081,749 and $1,712,900, respectively.

                                 Enercorp, Inc.
                   Notes to Financial Statements (Continued)


Note 5:     Income Taxes
            ------------

      The Company adopted, effective July 1, 1992, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting For Income Taxes", issued in February 1992. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

  Income tax expense for the years ended June 30, 1998, 1997 and 1996 consisted of:
                                1998              1997              1996
                                ----              ----              ----

            Current     $         -0-     $         -0-     $         -0-
            Deferred           7,000            35,000          (831,000)
                               -----            ------          ---------
                              $7,000           $35,000         $(831,000)

  The components of the deferred tax liability at June 30, 1998 and 1997 consist of the following:

                                                        6/30/98         6/30/97
                                                   -----------------------------
            Unrealized gain on investments         $    970,000       $ 906,000
            Capital loss carryover                           -0-             -0-
            Accrued officer wages                            -0              -0-
            Allowance for notes receivable              (12,00)         (12,000)
            Net operating loss carry over              (591,000)      ( 499,000)
                                                       ---------      ----------
                                                   $    367,000      $   395,000
                                                   =============     ===========

  At June 30, 1998, the Company has net operating loss carry forward available to offset future taxable income of approximately $1,742,000 that expires at various years through June 30, 2013.


Note 6:     Operating Leases
            ----------------

      The company leased office space accounted for as an operating lease which expired in March 1997. The Company is currently renting space from an affiliate. Lease expense was $6,180, $8,090 and $9,915 for the years ending June 30, 1998, 1997 and 1996, respectively. Future minimum lease obligations are as follows:

                  6/30/98               $6,180
                                        ======

Note 7:     Use of Estimates
            ----------------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                 Enercorp, Inc.
                   Notes to Financial Statements (Continued)


Note 8:     Financial Statement Presentation
            --------------------------------

      On August 25, 1997, the Midwest Regional Office (the "MRO") of the Securities and Exchange Commission (the "SEC") began an examination of the Registrant's books and records. The field work portion of the examination was completed on August 29, 1997. On October 23, 1997, upon completion of the MRO's review, the Registrant received a letter from the MRO outlining the results of its examination and deficiencies that the MRO cited in the books and records of the Registrant. On November 21, 1997, the Registrant sent its response to the MRO stating the actions it had taken or would be taking in order to comply with the matters cited in the MRO's letter of October. Based on this response, the Registrant believes that it has complied with the requests of the MRO on all matters discussed in the examination.


Note 9:     Other Subsequent Events
            -----------------------

      At the request of Nasdaq, and as a condition of an exception granted by them to the Registrant on July 28, 1998, Enercorp filed a Form 8-K report on August 14, 1998. This report stated that the Registrant met all Nasdaq continued listing requirements, including the requirement that it have a minimum of 500,000 shares in the public float, reporting that it had 517,897 shares in the public float as the result of a change in ownership by a principal stockholder of the Registrant. In the absence of any NASD regulations as a guide, the Registrant believed that it had complied with the relevant SEC rules, had informed Nasdaq of this position, and was awaiting a response to its correspondence when the Nasdaq delisting notice was delivered to the Registrant. The Registrant believes that during this process it has complied with all Nasdaq requirements and requests, and has filed an appeal with Nasdaq to attempt to have its common stock reinstated as eligible to trade on the SmallCap Market. There is no assurance that the Registrant will be successful in an appeal, which is scheduled to be heard by a Nasdaq Hearings Panel in January 1999. During the appeal process, the Registrant's common stock will continue to be eligible to trade under the symbol "ENCP" on the OTC Bulletin Board.

                                                                       Exhibit B
                                                                       ---------
                        Proposal 4(a) - New Article IX

                                   ARTICLE IX.
                       LIMITATION ON DIRECTOR LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the corporation under this
Article IX as in effect immediately prior to such repeal or modification with respect to any liability that, but for this Article IX, would have accrued prior to such repeal or modification.

                        Proposal 4(b) -  New Article X

                                    ARTICLE X
                        QUORUM FOR SHAREHOLDERS' MEETINGS

      Unless otherwise ordered by a court having jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

                        Proposal 4(c) - New Article XI

                                   ARTICLE XI
                               SHAREHOLDER VOTING



     Whenever the shareholders must approve any matter, the affirmative vote of a majority of the shares entitled to vote, represented in person or by proxy, and voting at a duly held meeting at which a quorum is present shall be necessary to constitute such approval or authorization, except as otherwise provided herein. For any matter requiring shareholder approval which, as a result of the repeal of the Colorado Corporation Code and the adoption of the Colorado Business Corporation Act, would be deemed to require approval of two-thirds of the shares entitled to vote on the matter, the vote required hereafter shall be a majority of the shares entitled to vote on the matter. Elections of Directors shall be determined by a plurality vote.



                                 Enercorp, Inc.

                        7001 Orchard Lake Road, Suite 424
                         West Bloomfield, MI 48322-3608

PROXY      This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Robert R. Hebard, as Proxy, with the power to appoint his substitute, and hereby authorizes him to vote, as designated below, all of the shares of Common Stock of Enercorp, Inc. held of record by the undersigned on December 22, 1998, at the Annual Meeting of Shareholders to be held on January 29, 1999 and at any adjournments or postponements thereof.

1. ELECTION OF DIRECTORS

 _______ FOR all nominees listed below (except as marked to the contrary below)


 _______ WITHHOLD AUTHORITY to vote for all nominees listed below

       (INSTRUCTION) To withhold authority to vote for any individual nominee mark the box next to the nominee's name below.)


_____ Robert R. Hebard  ______ Carl W. Forsythe  _______  H. Samuel Greenawalt

2. On approval of the proposal to authorize the Company to sell shares of its capital stock at prices below such stock's net asset value.

      ________ FOR   __________ AGAINST    _________ ABSTAIN

3. On approval of the proposal to authorize the Company to change the nature of its business and withdraw its election as a business development company under the Investment Company Act of 1940, as amended.

      ________ FOR   __________ AGAINST    _________ ABSTAIN

4. On approval of the three following proposals to amend the Company's Restated Articles of Incorporation:

      (a) To add a provision to provide for the limitation of liability for the Company's directors under certain circumstances.

      ________ FOR   __________ AGAINST    _________ ABSTAIN

      (b) To add a provision to reduce the quorum required for the transaction of business at any shareholders meeting from a majority to one-third of the shares entitled to vote at the meeting.


      ________ FOR   __________ AGAINST    _________ ABSTAIN

      (c) To add a provision to reduce the voting requirement for shareholder approval for actions requiring a two-thirds vote from two-thirds to a majority of the shares entitled to vote on the action.

      ________ FOR   __________ AGAINST    _________ ABSTAIN

5. On approval of the proposal to ratify the appointment of Hirsch, Silberstein & Sulbelsky, P.C. as the independent auditors for the Company for the fiscal years ended June 30, 1997 and 1998 and for the year ending June 30, 1999.

      ________ FOR   __________ AGAINST    _________ ABSTAIN

6. In his discretion, the above-named Proxy is authorized to vote upon such other business as may properly come before the meeting.

       This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election as directors of all nominees and for the approval of all other matters.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


----------------------------                 ----------------------------------
Signature                                      Date:


----------------------------
Signature if held jointly


Address if different from that on label:

                                   ---------------------------------------------
                                                                  Street Address

                                   ---------------------------------------------
                                                        City, State and Zip Code

                                   ---------------------------------------------
                                                                Number of Shares


Please check if you intend to be present at the meeting ______

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE